Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 30, 1998 relating to the financial statements, which appears on page 41 of the Annual Report to Shareholders of Connecticut Energy Corporation, which is incorporated by reference in Connecticut Energy Corporation's Annual Report on Form 10-K for the year ended September 30, 1998. We also consent to the incorporation by reference of our report dated October 30, 1998 on the financial statement schedules, which appears on page 21 of such Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP

Hartford, CT
August 17, 1999